Exhibit 10.23
December 12, 2006
Tim Kullman
PetSmart, Inc.
19601 North 27th Avenue
Phoenix, Arizona 85027
Dear Tim:
     We are pleased you have agreed to stay on in the position of Chief Financial Officer and assist in transitioning your responsibilities to your successor before you resign from PetSmart (“the Company”). We have agreed that you will stay for a mutually acceptable length of time, at least until February 6, 2007, but no longer than through April 30, 2007 (“Last Day”), depending on when the Company locates a replacement and other needs of the business. This letter agreement (“Agreement”) embodies the special package we are offering in exchange for your agreement to stay beyond your original resignation date.
1.	RETENTION BONUS. The Company will pay you the gross sum of $622,500 less applicable payroll taxes and deductions no later than 2 weeks (14 days) after you execute the Resignation Letter (Exhibit A) which can occur now and the Release of Claims (Exhibit B) and the Confidentiality, Non-Solicitation and Non-Compete Agreement (Exhibit C) which cannot occur before your Last Day. In addition, you will be paid for all earned but unpaid vacation hours as of your Last Day. When the amount has been determined (March or April 2007) that you would otherwise have received under the executive incentive program for 2006 performance, the Company will pay you an additional sum at that time, equal to that amount, less applicable payroll taxes and deductions.
2.	OTHER COMPENSATION. You acknowledge and agree that, except as expressly provided in this Agreement, you will not receive from the Company any additional compensation (including but not limited to salary, fees, vacation, bonuses, stock, stock options), severance or benefits after your Last Day, except those which are inalienable under applicable law (such as any vested account balance under the Company’s 401 (k) plan). In addition, any amounts you contributed under the Employee Stock Purchase Plan and the Deferred Compensation Plan will be paid to you pursuant to the Plan documents subject to any restrictions on the timing of such payments as may be required under applicable laws and regulations. You agree you will not receive any payment under any Company incentive compensation plan.

3.	HEALTH BENEFITS. Your current health care benefits will terminate on your Last Day, at which time you will be eligible to continue these benefits under COBRA (Consolidated Omnibus Budget Reconciliation Act of 1985). You must complete and submit the COBRA election forms within 60 calendar days from the day the materials are mailed to you to continue health care benefits under COBRA. The Company agrees to pay a portion of your COBRA payments for eighteen (18) months, or until you are eligible for medical, dental or vision coverage through a subsequent source, whichever is sooner. The portion to be paid by the Company will be equal to the portion of the premium paid by the Company prior to your separation. The company portion for COBRA will change from time to time when it is changed for active associates. You will be responsible for paying the remaining portion of the COBRA premium as notified by the Company. It shall be your obligation to notify the Company immediately if you become eligible for coverage by another employer’s medical, dental or vision plan. All disability benefits will cease on your Last Day.
4.	LIFE INSURANCE. If you are covered by life insurance and the Company pays the premiums prior to your Last Day, the Company will provide you with life insurance coverage for eighteen (18) months, or until you are eligible for life insurance coverage through a subsequent source, whichever is sooner. At the Company’s option, such coverage can be obtained by conversion or portability of existing policies or through purchase by the Company of a policy or policies of insurance of substantially the same coverage as the policy in effect on your Last Day.
5.	STOCK OPTIONS, RESTRICTED STOCK AND STOCK INVESTMENT PLAN. Your rights under any current stock option or restricted stock agreement are governed by the actual plan document. Your options and restricted stock will vest according to Company policy until your Last Day. You will have ninety (90) calendar days from your Last Day to exercise any vested options unless your applicable stock options agreement(s) provide otherwise. Your other rights with regard to your stock options and restricted stock will be determined in accordance with the applicable stock option agreement(s) and related plan document(s). You will not receive additional grants of stock awards during fiscal year 2007.
6.	OTHER EXECUTIVE BENEFIT PROGRAMS. The Company will pay to you within 30 (thirty) calendar days of your Last Day, the dollar amount of any unused financial planning and related services included as part of the Executive Choice program and yearly medical examination -under the Executive Physical program for which you were eligible to have been paid by the Company for the year in which the Last Day occurs and for which you have not already been paid, less applicable payroll taxes and deductions.
7.	INSIDER TRADING POLICY. You acknowledge and agree you continue to be bound by the PetSmart Insider Trading Policy and the laws, rules and regulations of the United States Securities and Exchange Commission (the “SEC”). If you currently, or on your Last Day, are subject to limitations on your ability to buy or sell Company stock or have otherwise been notified by the General Counsel of the Company that you are prohibited from buying or selling PetSmart stock, the Company strongly recommends you continue to abide by your obligations in these areas. Should you have any questions with regard to your obligations please refer to the Insider Trading Policy available at www.petm.com.
8.	EXPENSE REIMBURSEMENTS. You agree, within ten (10) business days after your Last Day, you will submit your final documented expense reimbursement statement reflecting all business expenses you have incurred.

9.	RETURN OF COMPANY PROPERTY. On or before your Last Day you shall return to the Company all Company documents (all originals and all copies thereof, whether in paper, hard copy, computer files or other electronic form) and other Company property you have had in your possession at any time, including, but not limited to, Company files, emails, email attachments, notes, drawings, records, business plans and forecasts, financial information, customer information, specifications, training materials, personnel information, sales and marketing information, computer-recorded information, tangible property including, but not limited to, credit cards, cell phones, laptops, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).
10.	PROPRIETARY INFORMATION AND NON-COMPETITION. You acknowledge your continuing obligations under and agree to be bound by the agreements you signed upon joining PetSmart. You further agree that in your position at PetSmart you have been given confidential, proprietary, and trade secret information and that acceptance of a position with a competitor of PetSmart will inevitably result in disclosure of PetSmart confidential and proprietary information. You further agree to sign and be bound by the Confidentiality, Non-Solicitation, and Non-Compete Agreements attached as Exhibit C.
11.	COOPERATION WITH COMPANY. In exchange for the consideration afforded by this Agreement, you agree you will cooperate with the Company on all business or legal matters as to which the Company may request assistance following your Last Day, including (but not limited to) any actual or potential litigation, regulatory matters, compliance issues, investigations and/or claims that are filed or may be filed that in any way concern matters or issues you have been involved with during your employment with the Company. This obligation includes (but is not limited to) providing truthful, accurate and complete information to any tribunal, the Company and its attorneys, spending adequate time for preparation in advance of testimony or depositions as a witness, and otherwise cooperating with the Company and its attorneys.
12.	CONFIDENTIALITY. The provisions of this Agreement shall be held in strict confidence by you and shall not be publicized or disclosed in any manner whatsoever; provided however, you may disclose this Agreement in confidence (a) to your immediate family; (b) to your attorneys, accountants, auditors, tax preparation advisors, and financial advisors; and (c) as necessary to enforce this Agreement’s terms and/or as otherwise required by law or as necessary to comply with the terms of this Agreement.
13.	BREACH OF AGREEMENTS. You acknowledge and agree your right to any of the benefits or payments made or owing to you under this Agreement shall, without prior written notice, terminate immediately upon the occurrence of any of the following:
(i)	you breach the Confidentiality, Non-Solicitation, and Non-Competition Agreement identified in Section 10 or any similar confidentiality, non-competition and non-solicitation agreements entered into between you and the Company;

(ii)	you become employed by or associated with a “PetSmart Competitor” or engage in actions prohibited by this Agreement;

(iii)	you own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, are employed by, or connected in any manner with, any person, enterprise, or entity which is engaged in any business competitive with that of the Company; provided, however, that such restriction will not apply to any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicity-traded securities of any corporation or other entity or enterprise;

(iv)	you encourage or solicit any of the Company’s then current employees to leave the Company’s employ for any reason or interfere in any other manner with employment relationships at the time existing between the Company and its then current employees;

(v)	you induce any of the Company’s then current clients, customers, suppliers, vendors, distributors, licensors, licensees, or other third party to terminate their existing business relationship with the Company or you interfere in any other manner with any existing business relationship between the Company and any then current client, customer, supplier, vendor, distributor, licensor, licensee, or other third party.
14.	ENTIRE AGREEMENT. This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof, and supersedes any and all agreements previously entered into by and between you and the Company, except the Company and you agree that the Confidentiality Agreement and Agreement Not to Compete and Non-Solicitation Agreement identified in Section 10 and any similar confidentiality, non-competition and non-solicitation agreements entered into between you and the Company shall also remain in force and effect. To the extent the provisions of such other agreements differ in substance from this Agreement, those provisions shall be enforceable to the extent they afford additional or greater protection to the Company. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a written agreement signed by you and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will.
15.	SUCCESSORS AND ASSIGNS. This Agreement will bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and will inure to the benefit of each party, its heirs, successors, and assigns.

16.	WARRANTIES. You warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise on or against any potential claims or causes of action released herein. Both you and the Company warrant and represent that we are each, respectively, fully entitled and duly authorized to enter into this Agreement and perform our respective obligations hereunder.

17.	INDEMNITY. Nothing contained herein will be deemed to terminate or alter any obligation of the Company to indemnify you or provide you with a legal defense, to the extent provided under applicable law, the certificate of incorporation or the bylaws of the Company, with respect to any claims which may be brought against you arising from or relating to your service as an officer or director of the Company or any of its affiliates.

18.	APPLICABLE LAW. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Arizona as applied to contracts made and to be performed entirely within Arizona.
19.	SEVERABILITY. If a court or tribunal of competent jurisdiction determines any term or provision of this Agreement, the Confidentiality Agreement and Agreement Not to Compete and Non-Solicitation Agreement identified in Section 10, and/or any similar confidentiality, non-competition and non-solicitation agreements entered into between you and the Company, is invalid or unenforceable, in whole or in part, then the remaining terms and provisions of this Agreement and such other agreements shall remain enforceable. Notwithstanding any contrary provision in any such agreements, the court or tribunal will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.
20.	PARAGRAPH HEADINGS. The paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
21.	COUNTERPARTS. This Agreement may be executed in two counterparts, each of which will be deemed an original, all of which together constitutes one and the same instrument.
22.	CONSTRUCTION. This Agreement will be deemed drafted by both parties, and will not be construed against either party as the drafter of the document.
     In order to have earned the stay bonus and all other benefits outlined above, you must sign the Resignation Letter which can occur now and the Release of Claims as well as a renewed Confidentiality, Non-Solicitation and Non-Competition Agreement no earlier than your last day of employment with PetSmart. Copies of these documents are enclosed for your review as Exhibits A, B and C. Please advise me of your acceptance of the Company’s offer by signing below. Return the originals to me and retain the enclosed copy for your files. On behalf of the Company, we wish you every success in the future.

PetSmart, Inc.

By:	/s/ Francesca Spinelli

Francesca Spinelli
Senior Vice President People

UNDERSTOOD AND AGREED:

/s/ Timothy Kullman

Timothy Kullman

12/12/2006

Date:

EXHIBIT A
December 12, 2006
Francesca Spinelli
Senior Vice President, People
PetSmart, Inc.
19601 N. 27th Avenue
Phoenix, AZ 85027
     I hereby tender my resignation as an employee and/or officer of PetSmart, Inc., and any of its affiliates or subsidiaries, which includes my resignation from all boards and committees associated with PetSmart, Inc. and/or its affiliates or subsidiaries, effective at a date determined by the Company, reasonably convenient to me, not to occur before February 6, 2007, or after April 30, 2007.

Timothy Kullman

Exhibit B
RELEASE OF CLAIMS
1. RELEASE. You hereby release, acquit and forever discharge PetSmart, Inc., PetSmart Store Support Group, Inc., their parent entities and subsidiaries, and their officers, directors, agents, servants, , employees, attorneys, shareholders, successors, assigns and affiliates (collectively the “Company”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising or in any way related to agreements, events, acts or conduct at any time prior to and/or including the date of your execution of this Release of Claims (collectively “Claims and Demands”), including but not limited to: all Claims and Demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; Claims and Demands related to salary, bonuses, commissions, stock, stock options, restricted stock or any other ownership interests in the Company, vacation pay, fringe benefits, expenses reimbursements, severance pay, or any other form of compensation; Claims and Demands involving or arising under any type of federal, state, local or other laws, statutes, regulations, ordinances or any other source of legal obligations, including but not limited to: the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); Arizona Civil Rights Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and any claims of breach of the implied covenant of good faith and fair dealing; provided, however, that nothing herein shall prevent you from enforcing the terms of the Agreement or obtaining your vested right to an employee pension benefit.
2. WAIVER IS KNOWING AND VOLUNTARY. You acknowledge that, among other things, you are hereby knowingly and voluntarily waiving and releasing any and all rights you may have under the Age Discrimination in Employment Act (“ADEA”), as amended, arising to and including the date you sign this Release of Claims. You also acknowledge that the retention pay and other benefits afforded under the Agreement constitute consideration that is in addition to anything of value to which you already are entitled. You further acknowledge that you have been advised in writing as stated in this Section 17: (a) that your waiver and release do not apply to any rights or claims that arise after the execution date of this Agreement and Release of Claims; (b) to consult with an attorney prior to executing this Agreement and Release of Claims; (c) that you have twenty-one (21) calendar days to consider this Agreement and Release of Claims (although you may knowingly choose to voluntarily execute this Agreement and Release of Claims earlier); and (d) that you have seven (7) calendar days following the execution of this Agreement and Release of Claims to revoke the Agreement and Release of Claims. The Company and you agree that any notice of revocation must be in writing and delivered, or provided to a third-party commercial carrier (for example, Federal Express or United Parcel Service) or the U.S. Postal Service, at any time on or before the seventh (7th) calendar day following your execution of this Release of Claims for delivery the next business day to:
General Counsel
PetSmart, Inc.
19601 North 27th Avenue
Phoenix, Arizona 85027
The Company and you agree that any changes made to the Agreement after you receive it, whether or not material, do not restart the running of the 21 calendar day review period. The Agreement shall not be effective until the tenth calendar day after the Agreement and Release of Claims is executed by you, provided that you have not revoked the Agreement and Release of Claims and provided that the Company has also executed this Agreement.
You expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in this Agreement and Release of Claims.

UNDERSTOOD AND AGREED:

Timothy Kullman

Date:

Exhibit C
Confidentiality, Non-Solicitation, and Non-Compete Agreement
You agree not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized Officer of the Company except as may be required by law or in any judicial process.
You agree for one (1) year following your Last Day you will not, either directly or through others, solicit, attempt to solicit or hire any employee, consultant, or independent contractor of the Company, its parents, subsidiaries or affiliates to terminate his or her relationship with the Company, its parents, subsidiaries or affiliates in order to become an employee, consultant or independent contractor to or for any other person or entity.
You further agree until one (1) year from your Last Day, you will not directly or indirectly, aid, assist, participate in, consult with, render services for, accept a position with, become employed by, or otherwise enter into any relationship with any PetSmart Competitor. PetSmart Competitor is defined to mean any entity engaged in business, in whole or in part, in the pet retail or pet services industry that has annual gross revenues related to pets, pet products or services of at least $100 million, including but not limited to, Petco, Pet Supplies Plus, Pet Supermarket, Pet Value (Canada), Super Pet (Canada), and the pet business of Wal-Mart, Target, or other mass merchandisers.

UNDERSTOOD AND AGREED:

Timothy Kullman

Date: